Exhibit 99.3

REQUEST FOR WAIVER

MACK-CALI REALTY CORPORATION

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

To:	Mack-Cali Realty Corporation
343 Thornall Street
Edison, NJ 08837
Telephone: (732) 590-1000
Fax Number: (732) 205-8237

Dated

This form is to be used only by participants in the Mack-Cali Realty Corporation Dividend Reinvestment and Stock Purchase Plan who are requesting authorization from Mack-Cali Realty Corporation to make an optional cash payment under the Plan in excess of the $5,000.00 monthly maximum limit.

A new form must be completed each month the Participant wishes to make an optional cash payment in excess of the $5,000.00 monthly maximum limit. This form will not be accepted by Mack-Cali Realty Corporation unless it is completed in its entirety.

The Participant submitting this form hereby certifies that (i) the information contained herein is true and correct as of the date of this form; (ii) the Participant has received a current copy of the Prospectus relating to the Plan; (iii) the optional cash payment is being made by and on behalf of the Participant for its own account; and (iv) the Participant shall submit a copy of this Request for Waiver (approved by Mack-Cali Realty Corporation) to Computershare via facsimile number (781) 575-3605, at the same time an Authorization Form and the optional cash payments are submitted by the Participant.

Shares acquired through the Plan will be held in an account with Computershare, as Plan Administrator.  Participants wishing delivery of shares could contact Computershare at: (800) 317-4445.

Participant’s Signature	Social Security Number(s) Date

Participant’s Signature	Address

Print name as it appears on share certificate	City State Zip

Optional Cash Payment Amount Requested	Phone Number
$
Facsimile Number